EXHIBIT 99.1


                                                             F.N.B. CORPORATION
                                                            (Nasdaq: FBAN)
www.fnbcorporation.com                                       NAPLES, FL 34102


FOR IMMEDIATE RELEASE

DATE:    June 27, 2003
CONTACT: Clay W. Cone
                  Vice President
                  Corporate Communications
                  239-436-1676

                  F.N.B. CORPORATION ANNOUNCES INSURANCE AGENCY
             ACQUISITION TO SERVE ITS GROWING CENTRAL FLORIDA MARKET

NAPLES, FL, June 27 - F.N.B. Corporation (Nasdaq: FBAN) today announced the signing of a definitive agreement to acquire Lupfer-Frakes Insurance, an independent insurance agency located in Central Florida. Terms of the transaction were not disclosed.

Founded in 1918, the Lupfer-Frakes agency offers a complete line of commercial and personal insurance as well as employee benefits with full-service offices located in Kissimmee, Maitland and Celebration, Florida. The agency's 2002 gross revenues were approximately $6 million. The transaction is scheduled to be completed in July 2003.

"This third generation, high-quality insurance agency is located in the heart of the rapidly expanding Central Florida market and will enable us to provide insurance and risk management services to our bank customers," said
Rick Bouchard, Chief Executive Officer for Bouchard Insurance Inc., a wholly-owned subsidiary of F.N.B. Corporation. "We also will be able to capitalize on their long-term market relationships and offer new risk management, banking and wealth management services to their existing clients."

Lupfer-Frakes is the latest in a series of insurance agency acquisitions by F.N.B. over the past several years. This considerable expansion has enabled the company to enhance non-interest income opportunities and reduce its dependance on income from interest spreads. Currently, the company derives 30 percent of its revenues from such fee-based sources.

"This affiliation is ideal for our organization," said Gary L. Tice, President and Chief Executive Officer of F.N.B. Corporation. "It furthers our expansion into the insurance agency business and solidifies our highly successful franchise in Florida. We welcome the Lupfer-Frakes agency to our growing family of diversified financial services companies."

The Lupfer-Frakes agency is managed by Sam Lupfer IV. Lupfer will continue to serve in an executive position and will manage the Central Florida market for the agency, which will operate as a division of Bouchard Insurance once the affiliation is completed. All other key management and staff will be retained to pursue opportunities in that market.

"We are delighted to join forces with Bouchard Insurance and F.N.B. Corporation, " Lupfer said. "Both companies have a tradition of providing superior customer service, and we look forward to further success in conjunction with these two fine organizations."

F.N.B. Corporation is an $8.1 billion diversified financial services company headquartered in Naples, Florida. The company owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company. It has offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on the Nasdaq National Market under the symbol "FBAN."

F.N.B. has been honored as a Dividend Achiever by Mergent Inc., formerly the Financial Information Services division of Moody's Investors Service. This annual recognition is based on the corporation's consistently outstanding record of increased dividend performance. The company has increased dividend payments for 31 consecutive years.

F.N.B. also has been recognized in the 2003 edition of America's Finest Companies by the Staton Institute Inc. The annual investment directory identifies U.S.-based companies with at least 10 consecutive years of higher dividends or earnings per share. Fewer than 2% of the nation's 19,000 publicly traded companies qualified for listing in the directory.

Copies of this news release are available over the Internet at
www.fnbcorporation.com or by calling F.N.B.'s Corporate Communications Department at 1-800-262-7600, ext. 1676.
                                    # # # # #

This release contains certain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and specifically the operations, markets and products of F.N.B. Corporation.
These statements identified by words such as "believes," "expects," "projects," "anticipates," and similar expressions, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.